Exhibit 99.1



                 Cambridge Heart Reports Third Quarter Results

     BEDFORD, Mass.--(BUSINESS WIRE)--Nov. 1, 2005--Cambridge Heart, Inc. (OTCBB:CAMH) today reported revenue of $917,327 for the quarter ended September 30, 2005, a decrease of $361,322 or 28.3% compared to revenue of $1,278,649 in the same period in 2004. Sequentially, revenue decreased $265,535 or 22.4% from the $1,182,862 reported for the quarter ended June 30, 2005. The net loss for the quarter was $608,911 or $0.01 per share, a decrease of $194,509 or 24.2% compared to a loss of $803,420 or $0.03 per share, for the same quarter last year. Sequentially, the Company's net loss continued to narrow, decreasing by $122,960 or 16.8% from the $731,871 in the quarter ended June 30, 2005. The Company had cash and marketable securities at September 30, 2005 of $5,670,033, and the decrease in cash and marketable securities for the third quarter was $420,615.
     The Company reported revenue for the nine months ended September 30, 2005 of $3,109,672, a decline of $603,276 or 16.2% compared to revenue of $3,712,948 in the same period in 2004. The net loss for the nine months ended September 30, 2005 was $2,238,115 or $0.06 per share, a decrease of $776,892 or 25.8% compared to $3,015,007 or $0.11 per share, for the same period in 2004.
     Revenue for the third quarter from the sale of the Company's Microvolt T-Wave Alternans ("Alternans") products was $640,009, a decrease of $332,521 or 34.2% compared to $972,530 in the same period in 2004. Sequentially, revenue from the Company's Alternans products declined $215,631 or 25.2% compared to $855,640 in the previous quarter ended June 30, 2005. For the nine months ended September 30, 2005, revenue from the sale of Alternans products totaled $2,215,680, a decline of $585,552 or 20.9% from the $2,801,232 reported in the same period of 2004.
     "The company's third quarter revenue was down somewhat in absolute dollars when compared to the first two quarters of the year, but essentially remains on the same revenue plateau of approximately $1 million per quarter," stated David Chazanovitz, President and CEO of Cambridge Heart. Mr. Chazanovitz continued, "Our efforts to establish a hybrid sales channel with independent manufacturer's representatives has not yet yielded the increased revenue we expect. The reimbursement challenges have impacted independent reps in much the same way it has impacted our direct representatives. With this in mind, we have prudently managed our expenses and narrowed our loss, while we continue to drive for gains in reimbursement similar to the recent wins with Horizon Blue Cross / Blue Shield of N.J. and Medical Mutual of Ohio."
     The Company will hold a conference call at 4:30 PM. eastern time Tuesday, November 1, 2005 to discuss the accomplishments and financial results for the quarter ended September 30, 2005. The conference call phone in number is 866-362-4831 (outside the U.S. 617-597-5347), passcode 82454787. Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 888-286-8010 (outside the U.S. 617-801-6888) and enter the passcode 74867154. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company's web site at www.cambridgeheart.com.

     About Cambridge Heart

     Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company's products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the only diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH. Cambridge Heart can be found on the World Wide Web at www.cambridgeheart.com

     About the Cambridge Heart Microvolt T-Wave Alternans Test

     The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person's heartbeat called T-wave alternans. These tiny heartbeat variations - measured at one millionth of a volt
- are detected in any clinical setting where titration of the heart rate is possible. The preparation for the test consists of placing proprietary sensors on a patient's chest. Extensive clinical research has shown that patients with symptoms of or, who are at risk of, life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

     Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates", "could" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under "Factors Which May Affect Future Results", which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.



                         Cambridge Heart, Inc.
                         Financial Highlights
                              (Unaudited)


Statement of           Three months ended         Nine months ended
 Operations                September 30,            September 30,
                        2005          2004         2005        2004
                   ------------  ------------  ----------- -----------
Revenues          $    917,327  $  1,278,649  $ 3,109,672 $ 3,712,948

Cost of goods sold     489,010       582,696    1,514,706   1,733,755
                   ------------  ------------  ----------- -----------
                       428,317       695,953    1,594,966   1,979,193
Costs and expenses
 Research and
  development          143,486       203,358      532,894     538,344
 Selling, general
  and administrative   941,342     1,310,877    3,434,155   4,486,145
                   ------------  ------------  ----------- -----------
    Total operating
     expenses        1,084,828     1,514,235    3,967,049   5,024,489
                   ------------  ------------  ----------- -----------
     Loss from
      operations      (656,511)     (818,282)  (2,372,083) (3,045,296)

Interest income, net    47,600        14,862      133,968      30,289
                   ------------  ------------  ----------- -----------
Net Loss attributable
 to common
 shareholders     $   (608,911) $   (803,420) $(2,238,115)$(3,015,007)
                   ============  ============  =========== ===========

Net loss per common
 share - basic
 and diluted      $      (0.01) $      (0.03) $     (0.06)$     (0.11)
                   ============  ============  =========== ===========

Weighted average shares
 outstanding - basic
 and diluted        40,756,204    32,054,626   39,361,041  28,240,311


Balance Sheet      September 30,   December 31,
                       2005          2004
                   ------------  ------------
Assets
------
 Cash & Marketable
  Securities      $  5,670,033  $  7,646,963
 Accounts
  receivable, net      765,310       982,796
 Inventory             502,299       491,276
 Other prepaid assets   61,713       154,272
                   ------------  ------------
   Total current
    assets           6,999,355     9,275,307

 Fixed assets, net     115,064       207,761
 Other assets          121,562       166,539
                   ------------  ------------
                  $  7,235,981  $  9,649,607
                   ============  ============

Liabilities and stockholders' equity
------------------------------------
 Accounts payable
  and accrued
  expenses        $    786,173  $    989,307
 Debt, current
  portion                2,103         2,103
                   ------------  ------------
   Total current
    liabilities        788,276       991,410
 Debt, long-term
  portion                    -         1,578
                   ------------  ------------
   Total
    liabilities   $    788,276  $    992,988
                  ---------------------------

Convertible
 Preferred Stock     2,513,672     3,701,891
Warrants to acquire
 Convertible
 Preferred Stock     2,380,051     2,526,156
                   ------------  ------------
                  $  4,893,723  $  6,228,047
                   ------------  ------------

Stockholders' equity
 Common stock     $     41,089  $     34,731
 Additional paid-
  in-capital        59,904,512    58,566,847
 Accumulated
  deficit          (58,352,893)  (56,114,777)
 Deferred
  compensation         (38,726)      (58,229)
                   ------------  ------------
   Total
    stockholders'
    equity           1,553,982     2,428,572
                   ------------  ------------
                  $  7,235,981  $  9,649,607
                   ============  ============


The Company intends to file its quarterly report on Form 10-Q with the Securities and Exchange Commission shortly. Interested parties are encouraged to review this report.


     CONTACT: At Cambridge Heart, Inc.
              Roderick de Greef, 781-271-1200 x231
              roderickd@cambridgeheart.com
              or
              At Consulting for Strategic Growth
              Stanley Wunderlich, 800-625-2236
              cfsg@consultant.com